UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2008

TIENS BIOTECH GROUP (USA), INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32477	75-2926439
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700

(Address of principal executive offices)

Registrant's telephone number, including area code: (86) 22-8213-7658

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 25, 2008, Tiens Biotech Group (USA), Inc.’s (the “Company”) subsidiary, Tianjin Tiens Life Resources Co., Ltd. (“Life Resources”), entered a definitive agreement (the “Rezoning Agreement”) with the Wuqing Branch Bureau of Tianjin Municipal Land and Resources and Administrative Bureau (the “Tianjin Government”) and Tianjin Tiens Life Science Co., Ltd (“Life Science”).

Life Resources had previously purchased land use rights to several parcels of land in an industrial park in Tianjin, People’s Republic of China, in December 2007. Those parcels were zoned for industrial use. Several of the buildings on the property are not being used for industrial purposes. As a result, Life Resources has been informed by the Tianjin Government that an additional RMB 41,022,061 (or approximately US$6.0 million) must be paid by Life Resources to change the land use rights for several of its parcels from “industrial” to “educational”.

Life Science owns land use rights to separate parcels of land in the same industrial park and is required to pay the Tianjin Government an additional RMB 155,188,088.50 (or approximately US$22.8 million) to change the zoning on such parcels.

Pursuant to the terms of the Rezoning Agreement, each of Life Resources and Life Science will pay the amounts described above in connection with the rezoning of their respective parcels of land in the industrial park.

Life Science is owned by Tianjin Tianshi Group Co., Ltd. (“Tianshi Group”). Tianshi Group is 90% owned by Jinyuan Li, the Chief Executive Officer, President and Director of the Company, and 10% owned by Baolan Li, Jinyuan Li’s daughter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIENS BIOTECH GROUP (USA), INC.

Date: August 29, 2008	By:	/s/ Wenjun Jiao
		Name:	Wenjun Jiao
		Title:	Chief Financial Officer